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FOR IMMEDIATE RELEASE

FORD FILES FORMS 10-Q AND 10-K/A WITH SEC; COMPLETES RESTATEMENT OF 2001-2005 FINANCIAL RESULTS

DEARBORN, Mich., Nov. 14, 2006 - Ford Motor Company [NYSE: F] today filed with the Securities and Exchange Commission its 2006 third-quarter 10-Q Report and an amended 2005 10-K Report to restate its previously reported financial results from 2001 through 2005 to correct accounting for certain derivative transactions under Paragraph 68 of the Statement of Financial Accounting Standards (SFAS) 133, Accounting for Derivative Instruments and Hedging Activities. As part of the restatement, the company also reversed certain immaterial accounting adjustments and recorded them in the proper period.

For the third quarter and first nine months of 2006, the company reported a net loss of $5.2 billion and $7 billion, respectively; this is an improvement of about $550 million and $250 million, respectively, from the preliminary results released on Oct. 23. The improvement primarily reflected the effect of the change in accounting for certain Ford Motor Credit Company ("Ford Credit") interest rate swaps under Paragraph 68 of SFAS 133 and the impact of that change on the valuation allowance for deferred tax assets. Complete income statements, balance sheets, and statements of cash flow for the three months and nine months ended Sept. 30, 2006, are included in the Form 10-Q filed today with the SEC. The company also filed today a Form 10-K/A for the year ended December 31, 2005, which includes amended financial statements for each of the years ended December 31, 2003, 2004 and 2005, and selected financial data for each of the years 2001 through 2005. Amended Form 10-Qs for the first and second quarter of 2006 will be filed with the SEC by Nov. 20.

The restatement's cumulative impact on net income was an increase of about $850 million. The change in accounting for the Ford Credit interest rate swaps did not affect the economics of the derivative transactions involved, nor have any impact on Ford Motor Company's cash.

Ford restated its results after discovering that certain interest rate swaps that Ford Credit had entered into did not satisfy the specific requirements of Paragraph 68 of SFAS 133 that would have exempted these transactions from periodic assessments of their effectiveness. One of the general requirements of SFAS 133 is that hedge accounting is appropriate only for those hedging relationships that a company expects will be highly effective in achieving offsetting changes in fair value or cash flows attributable to the risk being hedged. Although Ford Credit's interest rate swaps were and continue to be highly effective economic hedges, the company determined that nearly all of these transactions did not meet Paragraph 68's exemption requirements. SFAS 133 precludes the company from retroactively testing the effectiveness of these transactions in order to continue to apply hedge accounting.

As a result, the restatement of the company's financial results reflects changes in fair value of these hedging instruments as derivative gains and losses during the affected periods, without recording any offsetting change in the value of the debt they were hedging.

Changes in the fair value of interest rate swaps are driven primarily by changes in interest rates. Ford Credit has long-term interest rate swaps with large notional balances, many of which are "receive-fixed, pay-float" interest rate swaps. These types of swaps increase in value when interest rates decline, and decline in value when interest rates rise. As a result, changes in interest rates can cause substantial volatility in the fair values that must now be recognized in earnings. For 2001 and 2002, when interest rates were trending lower, Ford is now recognizing large derivative gains in its restated financial statements. The upward trend in interest rates from 2003 through 2005 caused the interest rate swaps to decline in value, resulting in the recognition of derivative losses for these periods.

"After a review of our internal controls, we determined a material weakness did exist with relation to SFAS 133. That material weakness has been fully remediated with the completion of this restatement," said Don Leclair, Ford's executive vice president and chief financial officer. "Our hedging strategy going forward will continue to be effective at reducing our exposure to economic risks."

As noted above, the restatement also includes out-of-period adjustments that were previously evaluated, both individually and in the aggregate, and determined to be immaterial to the company's originally-filed financial statements. As part of the restatement, these immaterial adjustments are being reversed and recorded in the appropriate periods.

Effect of Restatement

	Net Income/(Loss) *
	2001 (Bils.)	2002 (Bils.)	2003 (Bils.)	2004 (Bils.)	2005 (Bils.)

Previously Reported Net Income	$(5.5)	$(1.0)	$0.5	$3.5	$2.0
Total Change in Net Income/(Loss)	0.7	1.9	(0.3)	(0.5)	(0.6)
Net Income after Restatement	$(4.8)	$0.9	$0.2	$3.0	$1.4

* Including Special Items

About Ford Motor Company:

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures and distributes automobiles in 200 markets across six continents. With about 300,000 employees and more than 100 plants worldwide, the company’s core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company.

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